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ALTERA UPDATES SECOND QUARTER SALES GUIDANCE

San Jose, Calif., June 2, 2011 - Altera Corporation (NASDAQ: ALTR) today announced updated second quarter 2011 sales guidance.

The company currently expects that sales for the second quarter will be in line with its previous guidance for flat to up five percent sequential growth. The company continues to believe that the Telecom and Wireless vertical market will be up sequentially, while the company's other vertical markets will be flat to down.

The company will announce second quarter results after the market close on July 19, 2011.

Forward-Looking Statements
Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include the second quarter sales outlook. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, production yields, product introduction schedules, the rate of growth of the company's new products including Arria® II, Cyclone® IV, Stratix® V, and Stratix IV FPGAs, MAX® II CPLDs and HardCopy® device families, supply chain or demand impacts from the recent Japanese earthquake, customer business environment, customer inventory levels, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com.  Follow Altera via Facebook, RSS and Twitter.

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